Exhibit 99.1

Net Element Appoints Jon ‘Dr. J’ Najarian to Board of Directors

CNBC cast member of the “Halftime Report” and “Fast Money” joins Net Element’s board of directors

MIAMI, FL - March 8, 2018 - Net Element, Inc. (NASDAQ: NETE) (“Net Element” or the “Company”), a global technology and value-added solutions group that supports electronic payments acceptance in a multi-channel environment including point-of-sale (POS), e-commerce and mobile devices, today announces that Mr. Jon Najarian has joined Net Element’s board of directors and will serve as a member of the Company’s Audit, Compensation, Nominating and Corporate Governance committees.

Net Element CEO Oleg Firer commented, “We are excited to have Jon join our board. He brings extensive financial, capital markets, cryptocurrency and blockchain insights to Net Element, and we look forward to his advice and direction as we move ahead with corporate initiatives.”

Najarian commented, “I am impressed with Net Element’s technologies and its goals to disrupt the payments industry through innovation and value-added service offerings that include its recently announced plans for a decentralized blockchain platform. I am excited for what the future holds for Net Element, and am eager to support and advise on the Company’s current strategy. I look forward to joining the team.”

Najarian is a professional investor, money manager and media analyst. He is a co-founder of Investitute, LLC, the industry leading options education firm that recently launched “Crypto Basics,” new educational course which covers the basics of cryptocurrency, blockchain technology, altcoins and Initial Coin Offerings (ICOs). Najarian is also a host of the International ICO Channel, a part of CoinBoost, whose goal is to bridge the divide between blockchain and mainstream media by offering distribution to traditional financial media outlets. In 2016, Najarian and his brother Pete co-founded Najarian Advisors, a company advising institutional investors on options strategies. The brothers invest in and work with start-ups via Rebellion Partners, a venture consulting firm they launched in 2015.

Najarian can be seen weekly on CNBC, where he is a cast member of the “Halftime Report” and the “Fast Money” show. Najarian is also the feature of the “DRJ Report” on CBOE-TV, the exchange’s popular webcast.

Najarian was a linebacker for the Chicago Bears before he focused his attention to trading on the Chicago Board Options Exchange (“CBOE”). He became a member of the CBOE, NYSE, CME and CBOT and worked as a floor trader for 25 years. In 1990, he founded Mercury Trading, a market making firm at the CBOE, which he sold in 2004 to Citadel, one of the world’s largest hedge funds. In 2005, Najarian co-founded optionMONSTER and tradeMONSTER – he negotiated a partnership with General Atlantic Partners in 2014, which then began a roll-up strategy, resulting ultimately in a sale to E*Trade for $750 million in September of 2016. Najarian developed and patented trading applications and algorithms used to identify unusual activity in stock, options, futures and cryptocurrency markets. optionMONSTER, an options news and education site was described by Securities Industry News as “content king of the options business.”

Najarian’s CNBC Profile Page is available at: https://www.cnbc.com/jon-najarian

Follow Najarian on Twitter: @jonnajarian

The Company’s 8-K filing reflecting the appointment was filed with the Securities and Exchange Commission (SEC) on March 8, 2018 and is available on the SEC’s website.

About Net Element

Net Element, Inc. (NASDAQ: NETE) operates a payments-as-a-service transactional and value-added services platform for small to medium enterprise ("SME") in the U.S. and selected emerging markets. In the U.S. it aims to grow transactional revenue by innovating SME productivity services using blockchain technology solutions and Aptito, our cloud based, restaurant and retail point-of-sale solution. Internationally, Net Element's strategy is to leverage its omni-channel platform to deliver flexible offerings to emerging markets with diverse banking, regulatory and demographic conditions. Net Element was ranked as one of the fastest growing companies in North America on Deloitte's 2017 Technology Fast 500™. In 2017 we were recognized by South Florida Business Journal's as one of 2016's fastest growing technology companies. Further information is available at www.netelement.com.

Forward-Looking Statements

Securities Exchange Act of 1934, as amended. Any statements contained in this press release that are not statements of historical fact may be deemed forward-looking statements. Words such as "continue," "will," "may," "could," "should," "expect," "expected," "plans," "intend," "anticipate," "believe," "estimate," "predict," "potential," and similar expressions are intended to identify such forward-looking statements. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, many of which are generally outside the control of Net Element and are difficult to predict. Examples of such risks and uncertainties include, but are not limited to: (i) Net Element's ability (or inability) to obtain additional financing in sufficient amounts or on acceptable terms when needed; (ii) Net Element's ability to maintain existing, and secure additional, contracts with users of its payment processing services; (iii) Net Element's ability to successfully expand in existing markets and enter new markets; (iv) Net Element's ability to successfully manage and integrate any acquisitions of businesses, solutions or technologies; (v) unanticipated operating costs, transaction costs and actual or contingent liabilities; (vi) the ability to attract and retain qualified employees and key personnel; (vii) adverse effects of increased competition on Net Element's business; (viii) changes in government licensing and regulation that may adversely affect Net Element's business; (ix) the risk that changes in consumer behavior could adversely affect Net Element's business; (x) Net Element's ability to protect its intellectual property; (xi) local, industry and general business and economic conditions; (xii) adverse effects of potentially deteriorating U.S.-Russia relations, including, without limitation, over a conflict related to Ukraine, including a risk of further U.S. government sanctions or other legal restrictions on U.S. businesses doing business in Russia. Additional factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements can be found in the most recent annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed by Net Element with the Securities and Exchange Commission. Net Element anticipates that subsequent events and developments may cause its plans, intentions and expectations to change. Net Element assumes no obligation, and it specifically disclaims any intention or obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by law.

Contact:

Net Element, Inc.

Media@NetElement.com

+1 (786) 923-0502